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                                                                      Exhibit 22


                         SUBSIDIARIES OF THE REGISTRANT

         Listed below, as of January 3, 1995, are the significant subsidiaries of the Company and their jurisdictions of organization. All of such subsidiaries are either directly or indirectly wholly-owned by the Company. Other subsidiaries of the Company have been omitted because, considered in the aggregates they would not constitute a significant subsidiary.

                                              Jurisdiction of
   Name of Subsidiary                       Organization
   ------------------                      ---------------
100% Owned
- ----------
Cuno Incorporated                            Connecticut
Orange County Metal Works                    California
Cylinder City, Inc.                          Minnesota
Commercial Hydraulics Pty., Ltd.             Australia
Cuno Pacific, Pty., Ltd.                     Australia
Commercial Intertech do Brasil, Ltda.        Brazil
Commercial Intertech Limited                 England
Astron S.A.R.L.                              France
Cuno Europe S.A.                             France
Sachsenhydraulik Chemnitz GmbH               Germany
Cuno KK                                      Japan
Commercial Intertech S.A.                    Luxembourg
Cuno Filtration Asia Pte. Ltd.               Singapore

Other:  (see Note A)
- -----
Hydraulik Rochlitz GmbH                      Germany
Commercial Intertech GmbH                    Germany


Note A   Commercial Intertech GmbH is 100% owned by Hydraulik Rochlitz GmbH,
- ------   which is 100% owned by Sachsenhydraulik Chemnitz GmbH.

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